Exhibit 10.6

July 29, 2014
Rick Lanman, MD
556 Van Buren Street
Los Altos, CA 94022
Dear Rick:
On behalf of Guardant Health, Inc. (the “Company”), I am pleased to offer you the position of Chief Medical Officer for the Company. You will be working under the guidance of, and reporting to AmirAli Talasaz, President for the Company.
1.Compensation.
(a)    Base Wage. In this exempt position, you will earn a starting salary of $325,000 per year, subject to applicable tax withholding. Your salary will be payable two times each month (semi-monthly) pursuant to the Company’s regular payroll policy.
(b)    Signing Bonus. The Company will pay you a one-time bonus of $45,000 as a sign-on bonus with your first payroll. Should your employment end before the one-year anniversary of your Start Date (defined below), you will be required to forfeit this entire amount.
(c)    Incentive Compensation. You will also be eligible to receive an annualized incentive bonus of up to $50,000 payable each year after your annual review, determined based upon achievement of mutually agreed upon milestones.
2.    Employee Benefits.
(a)    Paid Time Off. You will be eligible to accrue paid time off in accordance with the policies set forth in the Company’s handbook.
(b)    Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision and life insurance, subject to any eligibility requirements imposed by such plans.
3.    Pre-employment Conditions.
(a)    Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
(b)    Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.
(c)    Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.
4.    No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
5.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.
6.    At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.
7.    Stock Option. The Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 400,000 shares of the Company’s Common Stock (equal to approximately 1% of the Company’s fully-diluted capital stock as of the date of this letter) with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2012 Stock Plan (the “Plan”) and the Stock Option Agreement between you and the Company, including but not limited to a “lock-up” provision and a right of first refusal in favor of the Company. The Company will also recommend to the Board of Directors that your Stock Option Agreement be approved to contain standard double trigger acceleration similar to that of other executives in the Company.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me on or before July 29, 2014. The Company requests that you begin full-time work in this new position on or about August 30, 2014 (the “Start Date”). This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.
Very truly yours,
Guardant Health, Inc.
/s/ AmirAli Talasaz
AmirAli Talasaz, President
ACCEPTED AND AGREED:
Rick Lanman, M.D.
/s/ Rick Lanman
Signature
July 29, 2014
Date